                                                                     EXHIBIT 3.8







                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                         TRAVELCENTERS PROPERTIES, L.P.

                         A DELAWARE LIMITED PARTNERSHIP

                                TABLE OF CONTENTS


Section                                                                                     Page
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
Section  1         The Partnership.............................................................1

         1.1       Formation...................................................................1
         1.2       Partnership Name............................................................1
         1.3       Purposes....................................................................1
         1.4       Principal Place of Business.................................................1
         1.5       Term........................................................................1
         1.6       Filings; Agent for Service of Process.......................................1
         1.7       Title to Property...........................................................2
         1.8       Payments of Individual Obligations..........................................2
         1.9       Independent Activities; Transactions with
                   Affiliates..................................................................2
         1.10      Definitions.................................................................3

Section  2         Partner's Capital Contributions............................................13

         2.1       General and Limited Partners...............................................13
         2.2       Other Matters..............................................................13

Section  3         Allocations................................................................13

         3.1       Profits....................................................................13
         3.2       Losses.....................................................................13
         3.3       Special Allocations........................................................14
         3.4       Curative Allocations.......................................................16
         3.5       Other Allocation Rules.....................................................16
         3.6       Tax Allocations:  Code Section  704(c).....................................17

Section  4         Distributions..............................................................17

         4.1       Net Cash From Operations...................................................17
         4.2       Net Cash From Sales or Refinancings........................................17
         4.3       Division Among Interest Holders and General
                   Partner....................................................................17
         4.4       Amounts Withheld...........................................................18

Section  5         Management.................................................................18

         5.1       Authority of the General Partner...........................................18
         5.2       Right to Rely on General Partner...........................................20
         5.3       Restrictions on Authority of General Partner...............................21

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
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         5.4       Duties and Obligations of General Partner..................................21
         5.5       Indemnification of General Partner.........................................22
         5.6       Compensation and Loans.....................................................23
         5.7       Temporary Investments......................................................24

Section  6         Role of Limited Partners...................................................24

         6.1       Rights or Powers...........................................................24
         6.2       Voting Rights..............................................................24
         6.3       Procedure for Consent......................................................24

Section  7         Representations and Warranties.............................................25

         7.1       In General.................................................................25
         7.2       Representations and Warranties.............................................25

Section  8         Books and Records..........................................................27

         8.1       Books and Records..........................................................27
         8.2       Reports....................................................................27
         8.3       Tax Information............................................................27

Section  9         Amendments;  Meetings......................................................28

         9.1       Amendments.................................................................28
         9.2       Meetings of the Partners...................................................28
         9.3       Unanimous Consent..........................................................29

Section  10        Transfers of Interests.....................................................29

         10.1      Restriction on Transfers...................................................29

Section  11        General Partner............................................................29

         11.1      Additional General Partner.................................................29
         11.2      Covenant Not to Withdraw, Transfer,
                   or Dissolve................................................................30

Section  12        Power of Attorney..........................................................30

         12.1      General Partner as Attorney-In-Fact........................................30
         12.2      Nature as Special Power....................................................31

Section  13        Dissolution and Winding Up.................................................31

         13.1      Liquidating Events.........................................................31


                                       ii
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
         13.2      Winding Up.................................................................32
         13.3      Compliance With Certain Requirements of
                   Regulations; Deficit Capital Accounts......................................33
         13.4      Deemed Distribution and Recontribution.....................................34
         13.5      Rights of General Partner Interest Holders.................................34
         13.6      Notice of Dissolution......................................................34

Section  14        Miscellaneous..............................................................34

         14.1      Notices....................................................................34
         14.2      Binding Effect.............................................................35
         14.3      Construction...............................................................35
         14.4      Time.......................................................................35
         14.5      Headings...................................................................35
         14.6      Severability...............................................................35
         14.7      Incorporation by Reference.................................................35
         14.8      Further Action.............................................................35
         14.9      Variation of Pronouns......................................................36
         14.10     Governing Law..............................................................36
         14.11     Waiver of Action for Partition; No Bill
                   for Partnership Accounting.................................................36
         14.12     Counterpart Execution......................................................36
         14.13     Sole and Absolute Discretion...............................................36
         14.14     Specific Performance.......................................................36

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         TRAVELCENTERS PROPERTIES, L.P.
                         A DELAWARE LIMITED PARTNERSHIP

         This AGREEMENT OF LIMITED PARTNERSHIP is entered into and shall be effective as of November ___ , 2000, by and between TA OPERATING CORPORATION, a Delaware corporation, as the General Partner, and TRAVELCENTERS REALTY, INC., a Delaware corporation, and NATIONAL AUTO/TRUCKSTOPS, INC., a Delaware corporation, as the Limited Partners, pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, on the following terms and conditions:

                                    SECTION 1
                                 THE PARTNERSHIP

         1.1 FORMATION. The Partners hereby agree to form the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

         1.2 PARTNERSHIP NAME. The name of the Partnership shall be TravelCenters Properties, L.P., a Delaware Limited Partnership and all business of the Partnership shall be conducted in such name. The General Partner may change the name of the Partnership upon ten (10) Business Days notice to the Limited Partners.

         1.3 PURPOSES. The Partnership may engage in any lawful business not prohibited by the Act.

         1.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Partnership shall be at 24601 Center Ridge Road, Suite 200, Westlake, Ohio 44145-5634.

         1.5 TERM. The term of the Partnership shall commence on the date hereof and shall continue until the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in Section 13 hereof.

         1.6      FILINGS;  AGENT FOR SERVICE OF PROCESS.

                      (a) The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of Delaware. The General Partner shall cause amendments to the Certificate of Limited Partnership ("Certificate") to be filed whenever required by the Act. Such amendments shall be executed by the General Partner or by any Person designated in the amendment as a new General Partner.


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                      (b) The General Partner shall execute and cause to be
filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other states or jurisdictions in which the Partnership engages in business.

                      (c) Upon the dissolution of the Partnership, the General Partner (or, in the event there is no remaining General Partner, any Person elected pursuant to Section 13.2 hereof) shall promptly execute and cause to be filed certificates of dissolution in accordance with the Act and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

         1.7 TITLE TO PROPERTY. All real and personal property owned by the Partnership shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such property in its individual name or right, and each Partner's interest in the Partnership shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Partnership shall hold all of its real and personal property in the name of the Partnership and not in the name of any Partner.

         1.8 PAYMENTS OF INDIVIDUAL OBLIGATIONS. The Partnership's credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of any Partner.

         1.9 INDEPENDENT ACTIVITIES; TRANSACTIONS WITH AFFILIATES.

                      (a) The General Partner and any of its Affiliates shall be required to devote only such time to the affairs of the Partnership as the General Partner determines in its sole discretion may be necessary to manage and operate the Partnership, and each such Person, to the extent not otherwise directed by the General Partner, shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

                      (b) Insofar as permitted by applicable law, the General Partner (acting on its own behalf) and the Limited Partners (acting on their own behalf) may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner from engaging in such activities, or require any Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.

                      (c) To the extent permitted by applicable law and except as otherwise provided in this Agreement, the General Partner, when acting on behalf of the

Partnership, is hereby authorized to purchase property from, sell property to, or otherwise deal with any Partner, acting on its own behalf, or any Affiliate of any Partner, provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Partnership than if the sale, purchase, or other transaction has been entered into with an independent third party.

         1.10 DEFINITIONS. Capitalized words and phrases used in this Agreement have the following meanings:

                      (a) "Act" means the Delaware Revised Uniform Limited Partnership Act, as set forth in 6 Del. C. Section 17-101 et seq., as amended from time to time (or any corresponding provisions of succeeding law).

                      (b) "Adjusted Capital Account Deficit" means, with respect to any Interest Holder, the deficit balance, if any, in such Interest Holder's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                           (i) Credit to such Capital Account any amounts which
such Interest Holder is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                           (ii) Debit to such Capital Account the items
described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Internal Revenue Code Regulations and shall be interpreted consistently therewith.

                      (c) "Adjusted Capital Contributions" means, as of any day, an Interest Holder's Capital Contributions adjusted as follows:

                           (i) Increased by the amount of any Partnership
liabilities which, in connection with distributions pursuant to Sections 4.2 and 13.2 hereof, are assumed by such Interest Holder or are secured by any Partnership Property distributed to such Interest Holder;

                           (ii) Increased by any amounts actually paid by such
Interest Holder to any Partnership lender pursuant to the terms of any Assumption Agreement; and

                           (iii) Reduced by the amount of cash and the Gross
Asset Value of any Partnership Property distributed to such Interest Holder pursuant to Section s 4.2 and 13.2 hereof and the amount of any liabilities of such Interest Holder assumed by the Partnership or which are secured by any property contributed by such Interest Holder to the Partnership.

In the event any Interest Holder transfers all or any portion of his Interest in accordance with the terms of this Agreement, his transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Interest.

                      (d) "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

                      (e) "Agreement" or "Partnership Agreement" means this Agreement of Limited Partnership, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," and "hereunder," refer to this Agreement as a whole, unless the context otherwise requires.

                      (f) "Assumption Agreement" means any agreement among the Partnership, any of the Partners, and any Person to whom the Partnership is indebted pursuant to a loan agreement, any seller financing with respect to an installment sale, a reimbursement agreement, or any other arrangement (collectively referred to as a "loan" for purposes of this Agreement) pursuant to which any Partner expressly assumes any personal liability with respect to such loan. The amount of any such loan shall be treated as assumed by the Partners for all purposes under this Agreement in the proportions set forth in such Assumption Agreement and their respective amounts so assumed shall be credited to their respective Capital Accounts pursuant to Section 1.10(j)(i) hereof. To the extent such loan is repaid by the Partnership, the Partners' Capital Accounts shall be debited with their respective shares of the repayments pursuant to Section 1.10(j)(ii) hereof. To the extent such loan is repaid by some or all of the Partners from their own funds, there shall be no adjustments to their Capital Accounts.

                      (g) "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, to acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidation of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty (60) days.

                      (h) "Business Day" means a day of the year on which banks are not required or authorized to close in Delaware.

                      (i) "Capital Account" means, with respect to the General Partner or Interest Holder, the Capital Account maintained for such Person in accordance with the following provisions:

                           (i) To each Person's Capital Account there shall be
credited such Person's Capital Contributions, such Person's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any Partnership liabilities assumed by such Person or which are secured by any Property distributed to such Person.

                           (ii) To each Person's Capital Account there shall be
debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this Agreement, such Person's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any liabilities of such Person assumed by the Partnership or which are secured by any property contributed by such Person to the Partnership.

                           (iii) In the event all or a portion of an interest in
the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                           (iv) In determining the amount of any liability for
purposes of Sections 1.10(c)(i), 1.10(c)(iii) and 1.10 (i)(ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section

1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Partnership, General Partner, or Interest Holders), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have material effect on the amounts distributed to any Person pursuant to Section 13 hereof upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the General Partner and Interest Holders and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Partnership of oil or gas properties) might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

                      (j) "Capital Contributions" means, with respect to the General Partner or Interest Holder, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Person. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Person related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Person until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

                      (k) "Certificate" has the meaning set forth in Section 1.5 hereof.

                      (l) "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

                      (m) "Debt" means (i) any indebtedness for borrowed money or deferred purchase price of property or evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Partnership whether or not the Partnership has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement (the principal amount of such obligation shall be deemed to be the notional principal amount on which such swap is based), and (v) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), and (iv) above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Partnership's business and are not delinquent or are being contested in good faith by appropriate proceedings.

            (n) "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

            (o) "Environmental Laws" means any federal, state, or local statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, judicial decision, common law rule, decree, agency interpretation, injunction or other authorization or requirement whenever promulgated, issued, or modified, including the requirement to register underground storage tanks, relating to:

                  (i) emissions, discharges, spills, releases, or threatened release of pollutants, contaminants, Hazardous Substances (as hereinafter defined), materials containing Hazardous Substances, or hazardous or toxic materials or wastes into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

                  (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Substances, materials containing Hazardous Substances or hazardous and/or toxic wastes, material, products, or by-products (or of equipment or apparatus containing Hazardous Substances) as defined in or regulated under the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 et seq., the Resource Conservation and Recovery Act, 42
U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., each as amended from time to time; or

                  (iii) otherwise relating to pollution or the protection of human health or the environment.

            (p) "Family" has the meaning set forth in Section 318 of the Code.

            (q) "Fiscal Year" means (i) the period commencing on the effective date of this Agreement and ending on December 31st, (ii) any subsequent twelve
(12) month period commencing on January 1st and ending on December 31st, or
(iii) any
portion of the period described in clause (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Section 3 hereof.

            (r) "General Partner" means any Person who (i) is referred to as such in the first paragraph of this Agreement or has become a General Partner pursuant to the terms of this Agreement, and (ii) has not ceased to be a General Partner pursuant to the terms of this Agreement. "General Partner" means all such Persons.

            (s) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner, provided that, if the contributing Partner is a General Partner, the determination of the fair market value of a contributed asset shall require the consent of a majority of the Limited Partners;

                  (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a General Partner or Interest Holder of more than a de minimis amount of Property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Regulations
Section 1.704-1(b)(2)(ii)(g): provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the General Partner and Interest Holders in the Partnership;

                  (iii) The Gross Asset Value of any Partnership asset distributed to any General Partner or Interest Holder shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner, provided that, if the distributee is a General Partner, the determination of the fair market value of the distributed asset shall require the consent of a majority of the Limited Partners; and

                  (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Sections 1.10(al)(vi) and 3.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.10(s)(iv) to the extent the General Partner determines that an adjustment pursuant to Section 1.10(s)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.10(s)(iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to
Section 1.10(s)(i), Section 1.10(s)(ii), or Section 1.10(s)(iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

            (t) "Hazardous Substances" means (i) hazardous materials, hazardous wastes, and hazardous substances as those terms are defined under the following statutes and their implementing regulations as they may be amended from time to time: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C.
Section 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., (ii) petroleum and petroleum products including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) asbestos and/or any material which contains any hydrated mineral silicate, including, but not limited, to chrysolite, amosite, crocidolite, tremolite, anthophylite, and/or actinolite, whether friable or non-friable, (v) PCB's, or PCB-containing materials or fluids, (vi) radon, (vii) any other hazardous radioactive, toxic, or noxious substance, material, pollutant, or solid, liquid or gaseous waste, and (viii) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, or remediation.

            (u) "Interest" means an ownership interest in the Partnership pursuant to Section 2.1 hereof, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

            (v) "Interest Holder" means any Person who holds an Interest, regardless of whether such Person has been admitted to the Partnership as a Limited Partner. "Interest Holders" means all such Persons.

            (w) "Involuntary Bankruptcy" has the meaning set forth in Section 1.10(g) hereof.

            (x) "Issuance Items" has the meaning set forth in Section 3.3(h) hereof.

            (y) "Limited Partner" means any Person (i) whose name is set forth on Exhibit A attached hereto or who has become a Limited Partner pursuant to the terms of this Agreement, and (ii) who holds an Interest. "Limited Partners" means all such Persons. All references in this Agreement to a majority or a specified percentage of the Limited Partners shall mean Limited Partners whose combined Interests represent more than fifty percent (50%) or such specified percentage, respectively, of the Interests then held by all Limited Partners.

            (z) "Liquidating Event" has the meaning set forth in Section 13.1 hereof.

            (aa) "Net Cash From Operations" means the gross cash proceeds from Partnership operations (including sales and dispositions of Property in the ordinary course of business) less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the General Partner. "Net Cash From Operations" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this Section 1.10(aa) and Section 1.10(ab) hereof.

            (ab) "Net Cash From Sales or Refinancings" means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) and all refinancings of Property, less any portion thereof used to establish reserves, all as determined by the General Partner. "Net Cash From Sales or Refinancings" shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with sales and other dispositions (other than in the ordinary course of business) of Property.

            (ac) "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

            (ad) "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations

            (ae) "Partner Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

            (af) "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

            (ag) "Partner Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

            (ah) "Partners" means the General Partner and the Limited Partners, where no distinction is required by the context in which the term is used herein. "Partner" means any one of the Partners.

            (ai) "Partnership" means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

            (aj) "Partnership Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

            (ak) "Person" means any individual, partnership, corporation, trust, or other entity.

            (al) "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.10(al) shall be added to such taxable income or loss;

                  (ii) Any expenditures of the Partnership described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.10(al) shall be subtracted from such taxable income or loss;

                  (iii) In the event the Gross Asset Value of any Partnership asset is adjusted to Section 1.10(s)(ii) or Section 1.10(s)(iii) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (iv) Gain or Loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with Section 1.10(n) hereof;

                  (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner's or Interest Holder's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (vii) Notwithstanding any other provision of this Section 1.10(al), any items which are specially allocated pursuant to Section 3.3 or
Section 3.4 hereof shall not be taken into account in computing Profits of Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 hereof shall be determined by applying rules analogous to those set forth in Sections 1.10(al)(i) through 1.10(al)(vi) above.

            (am) "Property" means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

            (an) "Reconstitution Period" has the meaning set forth in Section
13.1 hereof.

            (ao) "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

            (ap) "Regulatory Allocations" has the meaning set forth in Section
3.4 hereof.

            (aq) "Tax Matters Partner" has the meaning set forth in Section 5.1(j) hereof.

            (ar) "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of.

            (as) "Voluntary Bankruptcy" has the meaning set forth in Section 1.10(q) hereof.

            (at) "Wholly Owned Affiliate" of any Person means an Affiliate of such Person (i) one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, (ii) an Affiliate of such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and (iii) and Wholly Owned Affiliate of any Affiliate described in clause (i) or clause (ii) of this Section 1.10(at).

                                    SECTION 2
                         PARTNER'S CAPITAL CONTRIBUTIONS

      2.1 GENERAL AND LIMITED PARTNERS. The names, addresses, Capital Contributions, and Interests of the General Partner and the Limited Partners are set forth on Exhibit A attached hereto and incorporated by reference herein. Upon receipt of each Partner's Capital Contribution, a certificate shall be issued and delivered to such Partner to reflect its Interest, which certificate shall be subject to the provisions of Article 8 of the Uniform Commercial Code, as adopted by the State of Delaware.

      2.2 OTHER MATTERS.

            (a) Except as otherwise provided in this Agreement, no General Partner or Interest Holder shall demand or receive a return of his Capital Contributions or withdraw from the Partnership without the consent of all Partners. Under circumstances requiring a return or any Capital Contributions, no General Partner or Interest Holder shall have the right to receive property other than cash except as may be specifically provided herein.

            (b) No General Partner or Interest Holder shall receive any interest, salary or drawing with respect to his Capital Contributions or his Capital Account or for services rendered on behalf of the Partnership or otherwise in his capacity as a General Partner or Interest Holder, except as otherwise provided in this Agreement.

            (c) Provided that the Limited Partners act in accordance with this Agreement and except as otherwise provided by an Assumption Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts, or any other obligations of the Partnership. Except as otherwise provided by any other agreements among the Partners or mandatory provisions of applicable state law, a Limited Partner shall be liable only to make his Capital Contributions and shall not be required to lend any funds to the Partnership or, after his Capital Contributions have been made, to make any additional Capital Contributions to the Partnership.

            (d) No General Partner shall have any personal liability for the repayment of any Capital Contributions of any Interest Holder.


                                    SECTION 3
                                   ALLOCATIONS

      3.1 PROFITS. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Profits for any Fiscal Year shall be allocated in accordance with the Partner's Interest in the Partnership.

      3.2 LOSSES. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Losses for any Fiscal Year shall be allocated in accordance with the Partner's Interest in the Partnership.

            The Losses allocated pursuant to this Section 3.2 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Interest Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Interest Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 hereof, the limitation set forth in this Section 3.2 shall be applied on an Interest Holder by Interest Holder basis so as to allocate the maximum permissible Losses to each Interest Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitations set forth in this Section 3.2 shall be allocated to the General Partner.

      3.3 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

            (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this
Section 3, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, the General Partner and Interest Holder shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the General Partner and Interest Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

            (b) Partner Minimum Gain Chargeback. Except as otherwise provided in
Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Fiscal Year, each Person who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with
Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the General Partner and Interest Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

            (c) Qualified Income Offset. In the event any Interest Holder unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section
1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Interest Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Interest Holder as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that such Interest Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in the Agreement.

            (d) Gross Income Allocation. In the event any Interest Holder has a deficit Capital Account at the end of any Partnership Fiscal Year which is in excess of the sum of (i) the amount such Interest Holder is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Interest Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Interest Holder shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Interest Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) hereof and this Section 3.3(d) were not in the Agreement.

            (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated pursuant to the Partner's Interest in the Partnership.

            (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the General Partner or Interest Holder who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

            (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be
taken into account in determining Capital Accounts as the result of a distribution to the General Partner of Interest Holder in complete liquidation of his interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the General Partner and the Interest Holders in accordance with their interests in the Partnership in the event that Regulations Section 704-1(b)(2)(iv)(m)(2) applies, or to the General Partner or Interest Holder to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

            (h) Allocations Relating to Taxable Issuance of Partnership Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an interest by the Partnership to a Partner (the "Issuance Items") shall be allocated among the General Partner and Interest Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each General Partner and Interest Holder, shall be equal to the net amount that would have been allocated to each such General Partner and Interest Holder if the Issuance Items had not been realized.

      3.4 CURATIVE ALLOCATIONS. The allocations set forth in Sections 3.2, 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f), and 3.3(g) hereof (the
"Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, the General Partner's and Interest Holder's Capital Account balance is, to the extent possible, equal to the Capital Account balance such General Partner or Interest Holder would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 3.1 and
3.2. In exercising its discretion under this Section 3.4, the General Partner shall take into account future Regulatory Allocations under Sections 3.3(a) and 3.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 3.3(e) and 3.3(f).

      3.5 OTHER ALLOCATION RULES.

            (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

            (b) All allocations to the Interest Holders pursuant to this Section 3 shall, except as otherwise provided, be divided among them in proportion to the Interests held by each.

            (c) The partners are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Partnership income and loss for income tax purposes.

            (d) Solely for the purposes of determining a Partner's or Interest Holder's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners' and Interest Holders' interests in Partnership profits are in proportion to their Interest.

            (e) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the General Partner shall endeavor to treat distributions of Net Cash From Operations or Net Cash From Sales or Refinancings as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Interest Holder.

      3.6 TAX ALLOCATIONS: CODE SECTION 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the General Partner and Interest Holders so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.10(s)(i) hereof).

      In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.10(s)(ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

      Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of the Agreement.


                                    SECTION 4
                                  DISTRIBUTIONS

      4.1 NET CASH FROM OPERATIONS. Except as otherwise provided in Section 13 hereof, Net Cash From Operations, if any, shall be distributed at such times as the General Partner may in its sole discretion determine.

      4.2 NET CASH FROM SALES OR REFINANCINGS. Except as otherwise provided in
Section 13 hereof, Net Cash From Sales or Refinancings shall be distributed, at such times as the General Partner may in its sole discretion determine.

      4.3 DIVISION AMONG INTEREST HOLDERS AND GENERAL PARTNER. All distributions to the Interest Holders pursuant to this Section 4 shall be divided among them in proportion to the Interests held by each.

      4.4 AMOUNTS WITHHELD. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Partnership, the General Partner or the Interest Holders shall be treated as amounts distributed to the General Partner and the Interest Holders pursuant to this Section 4 for all purposes under this Agreement. The General Partner is authorized to withhold from distributions, or with respect to allocations, to the General Partner and Interest Holders and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law and shall allocate any such amounts to the General Partner and Interest Holders with respect to which such amount was withheld.


                                    SECTION 5
                                   MANAGEMENT

      5.1 AUTHORITY OF THE GENERAL PARTNER. Subject to the limitations and restrictions set forth in this Agreement (including, without limitation, those set forth in this Section 5), the General Partner shall have the sole and exclusive right to manage the business of the Partnership and shall have all of the rights and powers which may be possessed by general partners under the Act including, without limitation, the right and power to:

            (a) Acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

            (b) Operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

            (c) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of Property, or in connection with managing the affairs of the Partnership, including executing amendments to the Agreement and the Certificate in accordance with the terms of the Agreement, both as General Partner and, if required, as attorney[s]-in-fact for the Limited Partners pursuant to any power of attorney granted by the Limited Partners to the General Partner;

            (d) Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership, and secure the same by mortgage, pledge, or other lien on any property;

            (e) Execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Property;

            (f) Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Property;

            (g) Care for and distribute funds to the General Partner and Interest Holders by way of cash, income, return of capital, or otherwise all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

            (h) Contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

            (i) Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Property and General Partner liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

            (j) Make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state or local law, in connection with transfer of interests in the Partnership and Partnership distributions; (ii) with the consent of a majority of the Limited Partners, to extend the statute of limitations for assessment of tax deficiencies against the General Partner and Interest Holders with respect to adjustments to the Partnership's federal, state, or local tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231, to represent the Partnership, the General Partner and the Interest Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership, the General Partner, and the Interest Holders in their capacities as General Partner or Interest Holders, and to file any tax returns and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the General Partner and Interest Holders with respect to such tax matters or otherwise affect the rights of the Partnership, General Partner, and Interest Holders. The General Partner is specifically authorized to act as the "Tax Matters Partner" under the Code and in any similar capacity under state or local law;

            (k) Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership; and

            (l) Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and engage counsel or others in connection therewith.

            Unless otherwise provided in this Agreement, the General Partner has the power and authority to delegate to one or more other persons, including agents, officers and employees of the General Partner or the Partnership, the General Partner 's rights and powers to manage and control the business and affairs of the Partnership and to delegate such rights and powers by a management agreement or another agreement with, or otherwise to, other persons. Unless otherwise provided in this Agreement, such delegation by the General Partner shall not cause the General Partner to cease to be a General Partner of the Partnership.

      5.2 RIGHT TO RELY ON GENERAL PARTNER.

            (a) Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to:

                  (i) The identity of the General Partner or any Limited
Partners;

                  (ii) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership;

                  (iii) The Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

                  (iv) Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

            (b) The signature of the General Partner or its delegate(s) shall be necessary and sufficient to convey title to any real property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the General Partner shall be sufficient to execute any "statement of partnership" or other documents necessary to effectuate this or any other provision of this Agreement. All of the Partners do hereby appoint the General Partner as their attorney-in-fact for the execution of any or all of the documents described in this Section 5.2(b).

      5.3 RESTRICTIONS ON AUTHORITY OF GENERAL PARTNER.

            (a) The General Partner shall not have the authority to, and covenants and agrees that it shall not, do any of the following acts without the unanimous consent of the Partners:

                  (i) Cause or permit the Partnership to engage in any activity that is not consistent with the purposes of the Partnership as set forth in
Section 1.3 hereof;

                  (ii) Knowingly do any act in contravention of this Agreement;

                  (iii) Knowingly do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

                  (iv) Confess a judgment against the Partnership;

                  (v) Possess Property, or assign rights in specific Property, for other than a Partnership purpose;

                  (vi) Knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

                  (vii) Cause the Partnership to voluntarily take any action that would cause a Bankruptcy of the Partnership;

                  (viii) Cause the Partnership to acquire any equity or debt securities of the General Partner or any of its Affiliates, or otherwise make loans to the General Partner or any of its Affiliates;

                  (ix) Cause the Partnership to admit any additional Limited Partners; and

            (b) The General Partner shall not have the authority to, and covenants and agrees that it shall not, without the consent of a majority of the Partners, sell or otherwise dispose of all or substantially all of the Property, except for a liquidating sale of Property in connection with the dissolution of the Partnership.

      5.4 DUTIES AND OBLIGATIONS OF GENERAL PARTNER.

            (a) The General Partner or its delegate(s) shall cause the Partnership to conduct its business and operations separate and apart from that of the General Partner or any of its Affiliates, including, without limitation,
(i) segregating Partnership assets and not allowing funds or other assets of the Partnership to be commingled with the funds or other assets of, held by, or registered in the name of, the General Partner or any of its Affiliates, (ii) maintaining books and financial records of the Partnership separate from the books and financial records of the General Partner and its Affiliates, and observing all Partnership procedures and formalities, including, without limitation, maintaining minutes of Partnership meetings and acting on behalf of the Partnership only pursuant to due authorization of the Partners,
(iii) causing the Partnership to pay its liabilities from assets of the Partnership, and (iv) causing the Partnership to conduct its dealings with third parties in its own name and as a separate and independent entity.

            (b) The General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged and (ii) for the accomplishment of the Partnership's purposes, including the acquisition, development, maintenance, preservation, and operation of Property in accordance with the provisions of this Agreement and applicable laws and regulations.

            (c) The General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Limited Partners, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Partnership.

            (d) The General Partner shall cause to be provided, or cause the Partnership to carry, such insurance as is customary in the business in which the Partnership is engaged and in the places in which it is so engaged.

      5.5 INDEMNIFICATION OF GENERAL PARTNER.

            (a) The Partnership, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Partnership Property) shall indemnify, save harmless, and pay all judgments and claims against the General Partner or any officers or directors of the General Partner or the Partnership relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the General Partner, officer or director in connection with the business of the Partnership, including attorneys' fees incurred by the General Partner, officer or director in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

            (b) The Partnership, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Partnership Property) shall indemnify and hold harmless, to the maximum extent permitted by law, the General Partner and Interest Holder from and against any and all liabilities, sums paid in settlement of claims (if such settlement is consented to by the General Partner), obligations, charges, actions (formal or informal), claims (including, without limitation claims for personal injury under any theory or for real or personal property damage), liens, taxes, administrative proceedings, losses, damages (including, without limitation, punitive damages), penalties, fines, court costs, administrative service fees, response and remediation costs, stabilization costs, encapsulation costs, treatment, storage or disposal costs, groundwater monitoring or environmental study, sampling or monitoring costs, other causes of action, and any other costs and reasonable expenses (including, without limitation, reasonable attorneys' experts', and consultants' fees and disbursements and investigating, laboratory and data review fees) imposed upon or incurred by the General Partner or Interest Holder (whether or not indemnified against by any other party) arising from and after the date of this Agreement directly or indirectly out of:

                  (i) the past, present, or future treatment, storage, disposal, generation, use, transport, movement, presence, release, threatened release, spill, installation, sale, emission, injection, leaching, dumping, escaping, or seeping of any Hazardous Substances, material containing or alleged to contain Hazardous Substances at or from any past, present, or future properties or assets of the Partnership; and/or

                  (ii) the violation or alleged violation by the Partnership or any third party of any Environmental Laws with regard to the past, present, or future ownership, operation, use, or occupying of any property or asset of the Partnership.

            (c) In the event of any action by an Interest Holder against any officer or the General Partner, including a Partnership derivative suit, the Partnership shall indemnify, save harmless, and pay all expenses of the officer or General Partner, including attorneys' fees, incurred in the defense of such action, if such officer or General Partner is successful in such action.

            (d) The Partnership shall indemnify, save harmless, and pay all expenses, costs, or liabilities of the General Partner who for the benefit of the Partnership makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and who suffers any financial loss as the result of such action.

            (e) Notwithstanding the provisions of Sections 5.5(a), 5.5(b), 5.5(c), and 5.5(d) above, no officer, General Partner or Interest Holder shall be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence.

            (f) Notwithstanding anything to the contrary in any of Sections 5.5(a), 5.5(b), 5.5(c), and 5.5(d) above, in the event that any provision in any of such Sections is determined to be invalid in whole or in part, such Section shall be enforced to the maximum extent permitted by law.

      5.6 COMPENSATION AND LOANS.

            (a) Compensation and Reimbursement. Except as otherwise provided in this Section 5.6, no Partner shall receive any salary, fee, or draw for services rendered to or on behalf of the Partnership, nor shall any Partner be reimbursed for any expenses incurred by such Partner on behalf of the Partnership.

            (b) Expenses. The General Partner may charge the Partnership for any direct expenses reasonably incurred in connection with the Partnership's business.

            (c) Loans. Any Person may, with the consent of the General Partner, lend or advance money to the Partnership. If any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Partnership. The amount of any such loan or advance by a lending Partner shall be repayable out of the Partnership's cash and shall bear interest at such rate as the General Partner and the lending Partner shall agree but not in excess of the maximum rate permitted by law. If the General Partner, or an Affiliate of the General Partner, is the lending Partner, the rate of interest shall be determined by the General Partner taking into consideration, without limitation, prevailing interest rates and the interest rates the lender is required to pay in the event such lender has itself borrowed funds to loan or advance to the Partnership and the terms and conditions of such loan, including the rate of interest, shall be no less favorable to the Partnership than if the lender had been an independent third party. None of the Partners shall be obligated to make any loan or advance to the Partnership.

      5.7 TEMPORARY INVESTMENTS. All Property in the form of cash not otherwise invested shall be deposited for the benefit of the Partnership in one or more accounts of the Partnership or any of its Affiliates, maintained in such financial institutions as the General Partners shall determine or shall be invested in short-term liquid securities or other cash-equivalent assets or shall be left in escrow, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine from time to time.


                                    SECTION 6
                            ROLE OF LIMITED PARTNERS

      6.1 RIGHTS OR POWERS. The Limited Partners shall not have any right or power to take part in the management or control of the Partnership or its business affairs or to act for or bind the Partnership in any way.

      6.2 VOTING RIGHTS. The Limited Partners shall have the right to vote on the matters specifically reserved for their approval or consent which are set forth in this Agreement.

      6.3 PROCEDURE FOR CONSENT. In any circumstances requiring the approval or consent of the Limited Partners as specified in this Agreement, such approval or consent shall, except as expressly provided to the contrary in this Agreement, be given or withheld in the sole and absolute discretion of the Limited Partners and conveyed in writing to the General Partner not later than thirty (30) days after such approval or consent was requested by the General Partner. The General Partner may require response within a shorter time, but not less than ten (10) Business Days. A failure to respond in any such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. If the General Partner receives the necessary approval or consent of the Limited Partners to such action, the General Partner shall be authorized and empowered to implement such action without further authorization by the Limited Partners.


                                    SECTION 7
                         REPRESENTATIONS AND WARRANTIES

      7.1 IN GENERAL. As of the date hereof, each of the Partners hereby makes each of the representations and warranties applicable to such Partner as set forth in Section 7.2 hereof, and such warranties and representations shall survive the execution of this Agreement.

      7.2 REPRESENTATIONS AND WARRANTIES. Each Partner hereby represents and warrants that:

            (a) Due Incorporation or Formation; Authorization of Agreement. If such Partner is a corporation or a partnership, it is duly organized or duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Partner is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Partner has the individual, corporate, or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such partner is a corporation or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate or partnership action. This Agreement constitutes the legal, valid, and binding obligation of such Partner.

            (b) No Conflict With Restrictions; No Default. Neither the execution, delivery and performance of this Agreement nor the consummation by such Partner of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Partner or any of its Wholly Owned Affiliates if such Partner is a corporation or partnership, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws, or partnership agreement of such Partner or any of its Wholly Owned Affiliates or of any material agreement or instrument to which such Partner or any of its Wholly Owned Affiliates is a party or by which such Partner or any of its Wholly Owned Affiliates is or may be bound or to which any of its material properties or assets is subject,
(iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interest or rights, or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which such Partner or any of its Wholly Owned Affiliates is a party or by which such Partner or any of its Wholly Owned Affiliates is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Partner or any of its Wholly Owned Affiliates.

            (c) Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Partner under this Agreement or the consummation by such Partner of any transaction contemplated hereby has been completed, made or obtained on or before the effective date of this Agreement.

            (d) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Partner or any of its Wholly Owned Affiliates, threatened against or affecting such Partner or any of its Wholly Owned Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner; and such Partner or any of its Wholly Owned Affiliates has not received any currently effective notice of any default, and such Partner or any of its Wholly Owned Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner.

            (e) Investment Company Act; Public Utility Holding Company Act. Neither such Partner nor any of its Affiliates is, nor will the Partnership as a result of such Partner holding an interest in the Partnership be, an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940. Neither such Partner nor any of its Affiliates is, nor will the Partnership as a result of such partner holding an interest in the Partnership be, a "holding company," "an affiliate of a holding company," or a "subsidiary of a holding company" as defined in, or subject to regulations under, the Public Utility Holding Company Act of 1935.

            (f) Investigation. Such Partner is acquiring its interest in the Partnership based upon its own investigation, and the exercise by such Partner of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Partner's acquisition of its interest in the Partnership is being made for its own account for investment, and not with a view to the sale or distribution thereof. In the case of each Limited Partner, such Partner is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its interest in the Partnership.


                                    SECTION 8
                                BOOKS AND RECORDS

      8.1 BOOKS AND RECORDS. The Partnership shall maintain at its principal place of business separate books of accounts for the Partnership which shall show a true and accurate record of all costs and expenses incurred, all changes made, all credits made and received, and all income derived in connection with the conduct of the Partnership and the operation of its business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Any Partner or his designated representative shall have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records.

      8.2 REPORTS.

            (a) In General. The General Partner shall be responsible for the preparation of financial reports of the Partnership and the coordination of financial matters of the Partnership with the Partnership's accountant.

            (b) Annual Reports. Within ninety (90) days after the end of each Fiscal Year and at such time as distributions are made to the Partners pursuant to Section 13.2 hereof following the occurrence of a Liquidating Event, the General Partner shall cause to be prepared and each Partner to be furnished with financial statements, including the following:

                  (i) A copy of the balance sheet of the Partnership as of the last day of such Fiscal Year;

                  (ii) A statement of income or loss for the Partnership for such Fiscal Year; and

                  (iii) A statement of the Partners' Capital Accounts and changes therein for such Fiscal Year.

      8.3 TAX INFORMATION. Necessary tax information shall be delivered to each Partner after the end of each Fiscal Year of the Partnership together with the reports described in Section 8.2(b) hereof.

                                    SECTION 9
                              AMENDMENTS; MEETINGS

      9.1 AMENDMENTS.

            (a) Amendments to this Agreement may be proposed by any General Partner or by the Limited Partner holding ten percent (10%) or more of the Interests. Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment, providing that counsel for the Partnership shall have approved of the same in writing as to form, and the General Partner shall include in any such submission a recommendation as to the proposed amendment. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of a majority of the Partners.

            (b) Notwithstanding Sections 6.3 and 9.1(a) hereof, this Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a General Partner's interest, (ii) modify the limited liability of a Limited Partner, or (iii) alter the interest of a Partner in Profits, Losses, other items, or any Partnership distributions.

      9.2 MEETINGS OF THE PARTNERS.

            (a) Meetings of the Partners may be called by the General Partner and shall be called upon the written request of Limited Partners holding ten percent (10%) or more of the Interests. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than ten (10) Business Days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of Partners is permitted or required under the Agreement, such vote or consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 9.3 hereof. Except as otherwise expressly provided in the Agreement, the vote of a majority of the Partners shall control.

            (b) For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the partners or any adjournment thereof, the General Partner or the Limited Partners requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days or less than ten (10) Business Days before any such meeting.

            (c) Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

            (d) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General partner may appoint pursuant to such rules for the conduct of the meeting as the General partner or such other Person deems appropriate.

      9.3 UNANIMOUS CONSENT. The Partnership may take any action contemplated under this Agreement if approved by the unanimous consent of the Partners acting without meeting, such consent to be provided in writing, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conservation or facsimilied communication sent by registered or certified mail, postage and charges prepaid, addressed as described in Section 15.1, or to such other address as such Person may from time to time specify by notice to the Partners.


                                   SECTION 10
                              TRANSFER OF INTERESTS

      10.1 RESTRICTION ON TRANSFERS. The ownership and transferability of interest in the Partnership, both general and limited, are restricted. Neither record title nor beneficial ownership of a Limited Partner interest or a General Partner interest may be transferred or encumbered without the unanimous consent of the Partners. This Limited Partnership is formed by a closely-held group who know and trust one another, who will have surrendered certain management rights (in exchange for limited liability in the case of a Limited Partner) or assumed sole management responsibility and risk (in the case of a General Partner) based upon their relationship and trust. Capital is also material to the business and objectives of the Partnership and its federal tax status. An unauthorized transfer of a Partner's interest could create a substantial hardship to the Partnership, jeopardize its capital base, and adversely affect its tax structure. These restrictions upon ownership and transfer are not intended as a penalty, but as a method to protect and preserve existing relationships based upon trust and the Partnership's capital and its financial ability to continue.


                                   SECTION 11
                                 GENERAL PARTNER

      11.1 ADDITIONAL GENERAL PARTNER. Except as provided in this Section 11 and
Section 13.1 hereof, no Person shall be admitted to the partnership as a General Partner without the unanimous consent of the Partners.

      11.2 COVENANT NOT TO WITHDRAW, TRANSFER, OR DISSOLVE. Except as otherwise permitted by this Agreement, the General Partner hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) take any action that would cause a Voluntary Bankruptcy of such General Partner, (c) withdraw or attempt to withdraw from the Partnership, (d) exercise any power under the Act to dissolve the Partnership,
(e) transfer all or any portion of the interest in the Partnership as a General Partner (except as otherwise permitted pursuant to the terms and conditions set forth in Section 10.1 hereof), or (f) petition for judicial dissolution of the Partnership. Further, the General Partner hereby covenants and agrees to continue to carry out the duties of the General partner hereunder until the Partnership is dissolved and liquidated pursuant to Section 13 hereof.

                                   SECTION 12
                                POWER OF ATTORNEY

      12.1 GENERAL PARTNER AS ATTORNEY-IN-FACT. Each Limited Partner hereby makes, constitutes, and appoints the General Partner and each successor General Partner, with full power of substitution and resubstitution, his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record (a) all certificates of limited partnership, amended name or similar certificate, and other certificates and instruments (including counterparts of this Agreement) which the General Partner may deem necessary or appropriate to be filed by the Partnership under the laws of the State of Delaware or any other states or jurisdiction in which the Partnership is doing or intends to do business; (b) any and all amendments or changes to this Agreement and the instruments described in (a), as now or hereafter amended, which the General Partner may deem necessary or appropriate to effect a change or modification of the Partnership in accordance with the terms of this Agreement, including, without limitation, amendments or changes to reflect (i) the exercise by the General Partner of any power granted to it under this Agreement; (ii) any amendments adopted by the Partners in accordance with the terms of this Agreement; (iii) the admission of any substituted Partner; and (iv) the disposition by any Partner of its Interest; (c) all certificates of cancellation and other instruments which the General Partner may deem necessary or appropriate to effect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; and (d) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Partnership or is deemed necessary or appropriate by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms. Each Limited Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Limited Partnership might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

      12.2 NATURE AS SPECIAL POWER. The power of attorney granted pursuant to this Section 12:

            (a) Is a special power of attorney coupled with an interest and is irrevocable;

            (b) May be exercised by any such attorney-in-fact by listing the Limited Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Limited Partners; and

            (c) Shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Limited Partner and shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of his Interests, except that where the assignment is of such Limited Partner's entire Interests and the assignee, with the consent of the General Partner, is admitted as a substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.


                                   SECTION 13
                           DISSOLUTION AND WINDING UP

      13.1 LIQUIDATING EVENTS. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

            (a) The transfer of any interest in the Partnership by a Limited Partner or a General Partner;

            (b) The sale of all or substantially all of the Property;

            (c) The vote by Partners holding one hundred percent (100%) of the Percentage Interests to dissolve, wind up, and liquidate the Partnership;

            (d) The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Partnership; or

            (e) The withdrawal or removal of the General Partner, the assignment by the General Partner of its entire interest in the Partnership or any other event that causes the General Partner to cease to be the general partner under the Act.

In the event of the occurrence of a Liquidating Event, one hundred percent (100%) of the remaining Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person elected by the unanimous consent of all of the remaining Partners. Upon any such election by unanimous consent of the Partners, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within (90) days of the occurrence of an event specified in Section 13.1(e) (the "Reconstitution Period"), the Partnership shall wind up its affairs in accordance with Section 13.2 hereof. If such an election is made within the Reconstitution Period, then:

                  (i) The reconstituted limited partnership shall continue the occurrence of a Liquidating Event as provided in this Section 13.1;

                  (ii) If the successor general partner is not a former General Partner, then the interest in the Partnership of any former General Partner shall be treated thenceforth as the interest of a Limited Partner; and

                  (iii) All necessary steps shall be taken to cancel this Agreement and the Certificate and to enter into a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 14 hereof; provided that the right of one hundred percent (100%) of the Partners to select a successor general partner and to reconstitute and continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that the exercise of right would not result in the loss of limited liability of any Limited Partner and neither the Partnership nor the reconstituted partnership would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

      13.2 WINDING UP. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the partnership Property has been distributed pursuant to this Section 13.2 and the Certificate has been canceled in accordance with the Act. The General Partner (or, in the event there is no remaining General Partner, any Person elected by a majority of the Limited Partners) shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership's liabilities and Property, shall cause the Partnership Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

            (a) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the General Partner;

            (b) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the General Partner;

            (c) The balance, if any, to the General Partner and Interest Holders in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

No General Partner shall receive any additional compensation for any services performed pursuant to this Section 13. The General Partner understands and agrees that by accepting the provisions of this Section 13.2 setting forth the priority of the distribution of the assets of the Partnership to be made upon its liquidation, the General Partner expressly waives any right which it, as a creditor of the Partnership might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Partnership in connection with a distribution of assets of the Partnership in satisfaction of any liability of the Partnership, and hereby subordinates to said creditors any such right.

      13.3 COMPLIANCE WITH CERTAIN REQUIREMENTS OF REGULATIONS; DEFICIT CAPITAL ACCOUNTS.

            In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 13 to the General Partner and Interest Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (b) if the General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Interest Holder has a deficit balance in his Capital Account (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Interest Holder shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and Interest Holder pursuant to this Section 13 may be:

            (a) distributed to a trust established for the benefit of the General Partner and Interest Holders for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Interest Holders from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Interest Holders pursuant to Section 13.2 hereof; or

            (b) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the General Partner and Interest Holders as soon as practicable.

      13.4 DEEMED DISTRIBUTION AND RECONTRIBUTION. Notwithstanding any other provision of this Section 13, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have distributed the Property in kind to the General Partner and Interest Holders, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts and if the General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs) the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). Immediately thereafter, the General Partner and Interest Holders shall be deemed to have recontributed the Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

      13.5 RIGHTS OF GENERAL PARTNER INTEREST HOLDERS. Except as otherwise provided in this Agreement (a) the General Partner and Interest Holder shall look solely to the assets of the Partnership for the return of his Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership, and (b) no Interest Holder shall have priority over any other Interest Holder as to the return of his Capital Contributions, distributions, or allocations.

      13.6 NOTICE OF DISSOLUTION. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 13.1, result in dissolution of the Partnership, the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole discretion of the General Partner).


                                   SECTION 14
                                  MISCELLANEOUS

      14.1 NOTICES. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by overnight courier, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimilied communication sent by overnight courier, charges prepaid and addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

            (a) If to the Partnership, to the Partnership at the address set forth in Section 1.4 hereof;

            (b) If to the General Partner, to the address set forth opposite its name on Exhibit A attached hereto; and

            (c) If to a Limited Partner, to the address set forth opposite its name on Exhibit A attached hereto.

Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered.

      14.2 BINDING EFFECT. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

      14.3 CONSTRUCTION. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The terms of this Agreement are intended to embody the economic relationship among the Partners and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended as may relate specifically to the filing of tax returns.

      14.4 TIME. Time is of the essence with respect to this Agreement.

      14.5 HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

      14.6 SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

      14.7 INCORPORATION BY REFERENCE. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

      14.8 FURTHER ACTION. Each Partner, upon the request of any General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provision of this Agreement.

      14.9 VARIATION OF PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

      14.10 GOVERNING LAW. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

      14.11 WAIVER OF ACTION FOR PARTITION; NO BILL FOR PARTNERSHIP ACCOUNTING. Each of the Partners irrevocably waives any right that he may have to maintain any action for partition with respect to any of the Property. To the fullest extent permitted by law, each Partner covenants that it will not (except with the consent of the General Partner) file a bill for Partnership accounting.

      14.12 COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners has signed the same document. All counterparts shall be construed together and shall constitute one agreement.

      14.13 SOLE AND ABSOLUTE DISCRETION. Except as otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner.

      14.14 SPECIFIC PERFORMANCE. Each Partner agrees with the other Partners that the other Partners would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Partners may be entitled, at law or in equity, the nonbreaching Partners shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

      IN WITNESS WHEREOF, the parties have entered into this Agreement of Limited Partnership as of the day first above set forth.


                                        TA OPERATING CORPORATION




                                        By: /s/ James W. George
                                           ---------------------------------
                                        Its: Senior Vice President and
                                             Chief Financial Officer

                                              ("General Partner")


                                        NATIONAL AUTO/TRUCKSTOPS, INC.




                                        By: /s/ James W. George
                                           ---------------------------------
                                        Its: Senior Vice President and
                                             Chief Financial Officer
                                               ("Limited Partner")


                                        TRAVELCENTERS REALTY, INC.




                                        By: /s/ Andrew Panaccione
                                           ---------------------------------
                                        Its: Secretary
                                                ("Limited Partner")

                                    EXHIBIT A

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                         TRAVELCENTERS PROPERTIES, L.P.

===========================================================================================================

            NAMES AND ADDRESS                  CAPITAL CONTRIBUTIONS                % INTERESTS
-----------------------------------------------------------------------------------------------------------
GENERAL PARTNER:

TA OPERATING CORPORATION                            $ 407,450.00                           1%
24601 Center Ridge Road
Suite 200
Westlake, Ohio 44145-5634

-----------------------------------------------------------------------------------------------------------

LIMITED PARTNER:

TRAVELCENTERS REALTY, INC.                     See attached Exhibit B                     61%
Suite 200
103 Foulk Road
Wilmington, Delaware, 19803

-----------------------------------------------------------------------------------------------------------

LIMITED PARTNER:

NATIONAL AUTO/TRUCKSTOPS, INC.                 See attached Exhibit C                     38%
Suite 200
103 Foulk Road
Wilmington, Delaware, 19803
===========================================================================================================

                                    EXHIBIT B

                    CAPITAL CONTRIBUTIONS OF LIMITED PARTNER

                                       OF

                         TRAVELCENTERS PROPERTIES, L.P.



All right, title and interest in and to the following properties:

Amarillo TravelCenter
1000 South FM 1912
Amarillo, Texas  79118-7014

Baytown TravelCenter
6800 Thompson Road
Baytown, Texas  77522

Dallas TravelCenter
2614 Big Town Blvd.
Mesquite, Texas 75150-2404

                                    EXHIBIT C

                    CAPITAL CONTRIBUTIONS OF LIMITED PARTNER

                                       OF

                         TRAVELCENTERS PROPERTIES, L.P.



All right, title and interest in and to the following properties:


Twin City East 76 Travel Center
713 Highway 12
Hudson, Wisconsin  54016-0630

Madison TravelCenter
5901 Highway 51
De Forest, Wisconsin  53532